For Release 8:00 a.m., C.D.T
April 3, 2006

Rochester Medical Corporation Announces Agreements in Principle for Key Strategic
Opportunities

Stewartville, MN April 3, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced it has reached agreements in principle with Coloplast A/S and with Mentor Corporation in connection with Mentor’s potential sale of its urology product line to Coloplast that was announced on March 27, 2006.

First, Rochester Medical has agreed in principle to acquire certain assets of Coloplast and Mentor related to sales of Male External Catheters (MEC’s) in the United Kingdom. These assets will include the right to sell in the UK Clear Advantage®, Freedom®, Freedom Plus®, and Transfix® brands of MECs. They also include Mentor Medical Limited’s UK Dispensing Appliance Contractor License and its sales offices and warehouse facility in Lancing, England. At the conclusion of this acquisition the facility will house Rochester Medical UK, LTD, a newly formed subsidiary which will be staffed with Rochester Medical personnel to market and sell the MECs as well as all of Rochester Medical’s current product lines of MECs, Intermittent Catheters, and Foley Catheters. Coloplast will continue to market its own male external catheter products in the UK under the “Conveen” brand. Under the agreement in principle, Rochester Medical will pay approximately $16 million for the acquired assets, of which $10 million will be payable at closing and $6 million will be payable in installments over 3 years.

Rochester Medical also announced today that Coloplast and Rochester Medical have agreed in principle to enter into a Global Supply Agreement under which Rochester Medical will supply silicone MECs to Coloplast which will be sold under Coloplast’s brands worldwide excepting the UK. Coloplast will supply Rochester Medical with its requirement of latex MECs which Rochester Medical will sell in the UK under its newly acquired Freedom® and Freedom Plus® brands.

Rochester Medical also announced today that it has agreed to acquire the business assets of Mentor Corporation’s Anoka, MN Silicone Male External Catheter Manufacturing Facility. Rochester Medical will purchase the ongoing supply business, all equipment and existing inventory for an amount less than $2 million, and will lease the 20,000 sq. foot facility from Mentor. As a part of the asset acquisition, Mentor will convey or re-convey to Rochester Medical all intellectual property exclusively related to the manufacture and sale of silicone MECs at the Anoka facility. At the completion of the contemplated transactions, the existing arbitration between Mentor Corporation and Rochester Medical will be dismissed and the parties will execute a mutual general release.

Closing of the contemplated transactions described above is subject to and would coincide with Mentor’s acceptance of Coloplast’s offer to buy Mentor’s Urology Business and the completion of definitive documents and satisfaction of certain closing conditions. For details of the announced potential transaction between Mentor and Coloplast, visit their websites at www.Coloplast.com and www.Mentorcorp.com.

Commenting on today’s announcements, Rochester Medical CEO and President Anthony J. Conway said, “These agreements would propel Rochester Medical Corporation to a new level of success. If these contemplated Agreements are consummated, we expect Rochester Medical UK, LTD will sell significant volumes of Male External Catheters and will begin building branded sales for our entire product line, including MEC’s, Intermittent Catheters and Foley Catheters.

“We also see the new Global Supply Agreement with Coloplast as being very beneficial to Rochester Medical. Coloplast is a recognized market leader with a strong presence throughout the world and now, along with their own products, they would be selling MECs made by Rochester Medical.

“These contemplated Agreements, if consummated, will significantly strengthen Rochester Medical’s revenues and its earnings. I expect these contemplated Agreements when finalized to result in significant immediate sales revenue growth exceeding $8 million dollars annually. Most of that increase will be from sales of Rochester Medical branded MECs and other branded products in the United Kingdom. We also expect improvements in gross profit margins, which coupled with increased revenues, would result in significantly higher earnings for the Company.”

Conway concluded, “I am extremely pleased with this news and I look forward to continued progress and success.”

Commenting on the contemplated agreements, Martyn Sholtis, Rochester Medical Corporate Vice President and Worldwide Head of Sales said, “The immediate increase in sales expected from this transaction and the enhanced margins are very clear benefits. We are also excited about the long term opportunities provided by our direct presence in the European marketplace.”

Group Director Carsten Lønfeldt of Coloplast/AS says, “I am optimistic that we will reach a final agreement which adds value for all three parties, and satisfied that Coloplast will continue to market its own male external catheter products in the UK, which include the “Conveen” range, incorporating the newly launched non-latex “Optima” product.”

Rochester Medical has scheduled a conference call today at 3:30 p.m., C.T. regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen to the conference call via telephone, call:

1-800-329-9097, password 75504029

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 65897165.

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of the Agreements with Coloplast and Mentor being finalized, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2005.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.